EXHIBIT 1.1
MANAGING DEALER AGREEMENT
CNL STRATEGIC CAPITAL, LLC
MANAGING DEALER AGREEMENT (this “Agreement”) is made and entered into as of the 21st day of October, 2021, between CNL STRATEGIC CAPITAL, LLC, a Delaware limited liability company (the “Company”) and CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”).
WHEREAS, the Company has prepared and filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (Registration No. 333-253295) with respect to the continuous public offer and sale (the “Offering”) of an aggregate of up to $1,100,000,000 in shares in any combination of the Class A shares (“Class A Shares”), Class T shares (“Class T Shares”), Class D shares (“Class D Shares”) and Class I shares (“Class I Shares”) of the Company’s common stock (collectively, the “Shares”), of which up to $1,000,000,000 is intended to be offered in the Company’s primary offering (the “Primary Offering”) and up to $100,000,000 is intended to be offered pursuant to the Company’s distribution reinvestment plan (the “Distribution Reinvestment Plan”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the applicable rules and regulations of the SEC promulgated thereunder (the “Regulations”); provided, that the Company reserves the right to reallocate the Shares offered between the Distribution Reinvestment Plan and the Primary Offering; and
WHEREAS, the Company’s registration statement on Form S-1 and the prospectus contained therein, as finally amended or supplemented on the date the registration statement is declared effective by the SEC (including financial statements, exhibits and all other documents related thereto filed as a part thereof), and any registration statement filed under the Regulations, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the SEC, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended or supplemented prospectus then on file with the SEC, and (ii) if the Prospectus filed by the Company pursuant to Rule 424(b) or 424(c) of the Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to Rule 424(b) or 424(c) from and after the date on which it shall have been filed with the SEC; and
WHEREAS, the Managing Dealer is a corporation incorporated and presently in good standing in the State of Florida, and is presently (a) registered as a broker-dealer with the SEC; (b) a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (c) licensed or registered with the authorities administering the securities laws in all fifty (50) states in the United States, the District of Columbia, the Virgin Islands, and the Commonwealth of Puerto Rico as a securities broker-dealer authorized to offer and sell to members of the public securities of the type represented by the Shares; and
WHEREAS, the Offering shall be made pursuant to the terms and conditions of this Agreement, the Registration Statement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and applicable securities laws of all jurisdictions in which the Shares are offered and sold; and
WHEREAS, the Company desires to retain the Managing Dealer to use its best efforts to offer and sell the Shares on behalf of the Company and to manage offers and sales by others, and the Managing Dealer is willing and desires to accept such retention and serve as the Managing Dealer for the Company for the sale of Shares, all upon the terms and conditions set forth in this Agreement and the Prospectus.
NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Company and the Managing Dealer as follows:

Article 1
Appointment
Subject to and in accordance with the terms and conditions set forth in this Agreement, the Company hereby appoints the Managing Dealer as the dealer manager of the Offering to use its best efforts to effect offers and sales of the Shares pursuant to the Offering on behalf of the Company and to manage Share offers and sales by Distribution Participants (as defined below) whom the Managing Dealer may retain (“Share Offers and Sales”). The Managing Dealer hereby accepts such appointment as defined below.
Article 2
Sale of Shares
2.1Best Efforts. The Managing Dealer shall use its best efforts to conduct Share Offers and Sales in such quantities and to such persons as shall be in accordance with the terms and conditions set forth in this Agreement, the Registration Statement and the Prospectus. The Managing Dealer shall perform services hereunder during the period (the “Offering Period”) commencing on the initial effective date of the Registration Statement and ending on the earliest of the following: (a) the later of (i) three years after such effective date, or (ii) if deemed necessary by the Company, and at the Company’s election, at such later date to which the Company is permitted to extend the Offering in accordance with all applicable federal and state securities laws; (b) the acceptance by the Company of subscriptions in the Offering and pursuant to the Distribution Reinvestment Plan in an amount equal to the maximum aggregate value of the Offering as set forth in the Registration Statement and Prospectus; (c) the termination of the Offering by the Company; (d) the termination of the effectiveness of the Registration Statement; or (e) the liquidation or dissolution of the Company. Notwithstanding anything herein to the contrary, the Managing Dealer shall have no obligation under this Agreement to purchase any of the Shares for its own account.
2.2Engagement of Other Broker-Dealers. The Company hereby acknowledges and agrees that the Managing Dealer, in its sole discretion, may engage other broker-dealers who are members of FINRA (“Participating Brokers”) or investment advisers registered under the Investment Advisers Act of 1940 or under applicable state law or is a financial intermediary otherwise exempt from broker-dealer licensing or registration (“Participating Advisors” and together, with Participating Brokers, the “Distribution Participants” and each a “Distribution Participant”) to assist in the efforts to make Share Offers and Sales. Before Managing Dealer obtains such assistance from any Participating Broker, the Managing Dealer will cause such Participating Broker to execute a Participating Broker Agreement substantially in such form as is attached hereto as Exhibit A-1. Before the Managing Dealer obtains such assistance from any Participating Advisor, the Managing Dealer will cause such Participating Advisor to execute a Participating Advisor Agreement substantially in such form as is attached hereto as Exhibit A-2. (and together, with Participating Broker Agreement, “Distribution Agreements” and each a “Distribution Agreement”), provided that (a) each Distribution Participant is duly licensed or registered (or exempt from such licensing or registration) as a broker-dealer by the regulatory authorities in the jurisdictions in which such Distribution Participant will conduct Share Offers and Sales. The Managing Dealer is authorized to reallow so much of the commissions, dealer manager fees and distribution and shareholder servicing fees which it receives pursuant to Article 3 herein to Distribution Participants as the Managing Dealer deems appropriate; provided, however, that the Managing Dealer shall not reallow any such commissions, dealer manager fees or distribution and shareholder servicing fees to a Distribution Participant to the extent prohibited by applicable law. If a Participating Broker determines to directly engage certain third parties to act as a finder or a marketing consultant on their behalf, such third party must be approved in writing by the Managing Dealer (upon such approval, such an “Approved Finder/Consultant”). The Managing Dealer is authorized to reimburse Distribution Participants for due diligence expenses as the Managing Dealer deems appropriate and as provided herein.
2.3Suitability and Minimum Purchase Requirements.
(a)With respect to Share Offers and Sales, the Managing Dealer shall, and by virtue of entering into the Distribution Agreements, each Distribution Participant shall agree to and affirm that it will use every reasonable effort to assure that Shares are offered and sold (including Shares made available for purchase pursuant to the Distribution Reinvestment Plan) only to prospective investors who, in each case:

(i)meet the investor suitability standards for the purchase of Shares, including the minimum income and net worth standards and the minimum purchase requirements set forth in the Prospectus (the “Investor Standards and Requirements”);
(ii)can reasonably benefit from an investment in the Shares based on such prospective investor’s overall investment objectives and portfolio structure;
(iii)are able to bear the economic risk of the investment based on such prospective investor’s overall financial situation; and
(iv)have an apparent understanding of (A) the fundamental risks of the investment; (B) the risk that such prospective investor may lose its entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of the managers to the Company; and (F) the tax and other legal and financial consequences of an investment in the Shares.
(b)Pursuant to the terms of the Distribution Agreements, the Managing Dealer shall require Distribution Participants to make the determinations required pursuant to Section 2.3(a) based on information they have obtained from each prospective investor, including but not limited to such prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor and any other pertinent factors deemed by the Managing Dealer to be relevant. The Managing Dealer will rely upon each Distribution Participant to gather such information and make such suitability determinations with respect to investors solicited by such Distribution Participant.
(c)The Managing Dealer shall require each Distribution Participant to maintain such records evidencing compliance with the determination of the Investor Standards and Requirements, as required by Sections 2.3(a) and 2.3(b) herein for a period not less than that required in order to comply with all applicable federal, state and other statutory and regulatory requirements, including, without limitation the Omnibus Guidelines of the North American Securities Administrators Association, Inc., as amended (the “NASAA Guidelines”).
(d)In connection with Share Offers and Sales conducted by the Managing Dealer, the Managing Dealer shall use reasonable efforts to ensure that each investor who elects to participate in the Distribution Reinvestment Plan meets the Investor Standards and Requirements.
(e)The Managing Dealer shall comply fully with all the applicable provisions of FINRA’s rules (the “FINRA Rules”).
(f)The Managing Dealer agrees to comply with the applicable provisions of Article III.C of the NASAA Guidelines.
(g)The Managing Dealer shall communicate to each of its sales agents, registered representatives and other appropriate persons associated with it the Investor Standards and Requirements, and shall require each Distribution Participant to acknowledge compliance with the NASAA Guidelines and the FINRA Rules.
2.4Approved Sales Literature. The Managing Dealer shall use and distribute in conjunction with Share Offers and Sales only the Prospectus, the Subscription Agreement (as defined below), and such sales literature, advertising and other material as shall have been previously approved by the Company or an authorized agent of the Company in writing and all appropriate regulatory agencies (collectively, the “Approved Sales Literature”), and hereby agrees that it shall not, and shall instruct Distribution Participants not to, use or distribute in conjunction with Share Offers and Sales any information other than Approved Sales Literature.
2.5Jurisdictions. The Managing Dealer shall conduct (and cause the Distribution Participants to conduct) Share Offers and Sales only in those jurisdictions specified in writing by the Company. The Company shall specify only such jurisdictions where the offer and sale of its Shares have been authorized by appropriate regulatory authorities or where it has determined such authorization is not required. No Share Offers or Sales shall be made in any other jurisdictions.
Article 3
Subscription Payment Procedures
3.1In order to purchase Shares, subscriber must complete and execute a subscription agreement in substantially the most recent form thereof attached as an exhibit or appendix to the Registration Statement (a “Subscription Agreement”). Checks for subscriptions shall be made payable in the amount per Share as described in the Prospectus, subject to certain discounts as set forth in the Prospectus. The Managing Dealer shall, and shall cause each Distribution Participant to, instruct subscribers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as EA for CNL Strategic Capital, LLC” and shall promptly return any check made payable to another party to the Distribution Participants or subscriber who submitted such check no later than the end of the next business day following its receipt. The Managing Dealer shall, and shall cause Distribution Participants to, instruct subscribers to wire funds directly to UMB Bank, N.A. (the “Escrow Agent”) as set forth in the Subscription Agreement and shall, and shall cause Distribution Participants, to promptly return any wires received that do not conform to the foregoing instructions. Checks received that conform to the foregoing instructions shall be transmitted under one of the transmittal procedures described below.
3.2Where, pursuant to a Participating Broker’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Participating Broker for deposit to DST Systems, Inc., as the processing agent for the Escrow Agent (the “Processing Agent”) or, after the Minimum Offering has been achieved, to the Company or its agent.
3.3Where, pursuant to a Participating Broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Participating Broker to the office of the Participating Broker conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office, transmit such checks for deposit to the Processing Agent or, after the Minimum Offering has been achieved, to the Company or its agent.
3.4Where the Managing Dealer (or its agent) receives investor proceeds, checks will be transmitted by the Managing Dealer (or its agent) for deposit to the Processing Agent or, after the Minimum Offering has been achieved, to the Company or its agent as soon as practicable but in any event by the end of the second business day following receipt by the Managing Dealer (or its agent). Checks related to rejected subscription agreements of subscribers will be promptly returned to such potential investors.
Article 4
Compensation
4.1Commissions, Managing Dealer Fees and Distribution and Shareholder Servicing Fee.
(a)Except as may be provided in the “Plan of Distribution” section of the Prospectus, the Company shall pay to the Managing Dealer, as compensation for all services to be rendered by the Managing Dealer pursuant to this Agreement, a commission of six percent (6.0%) of the gross proceeds from the completed sales of Class A Shares in the Primary Offering, and three percent (3.0%) of the gross proceeds from the completed sales of Class T Shares in the Primary Offering, regardless of whether such Shares are sold by the Managing Dealer or a Participating Broker. The Company will not pay commissions for sales of Class A or Class T Shares pursuant to the Distribution Reinvestment Plan, and will not pay commissions for sales of any Class D or Class I Shares in the Primary Offering or pursuant to the Distribution Reinvestment Plan. The Company may pay reduced commissions or eliminate commissions on certain sales of Shares in accordance with, and on the terms set forth in, the Prospectus and Section 4.2(a) and 4.2(b) herein, which reduction or elimination of commissions will not change the net proceeds to the Company. Such commission rate shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. The Managing Dealer may reallow all or any portion of such selling commissions to Distribution Participants in its sole discretion in compliance with applicable law.
(b)Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, the Company shall pay to the Managing Dealer a dealer manager fee for assistance in selling and marketing the Shares of two and one-half percent (2.5%) of the gross proceeds from the completed sales of Class A Shares in the Primary Offering and a dealer manager fee for assistance in selling and marketing the Shares of one and three-fourths percent (1.75%) of the gross proceeds from the completed sales of Class T Shares in the Primary Offering. The Company will not pay a dealer manager fee for sales of Class A or Class T Shares pursuant to the Distribution Reinvestment Plan, and will not pay a dealer manager fee for sales of any Class D or Class I Shares in the Primary Offering or pursuant to the Distribution Reinvestment Plan. The Managing Dealer may reallow all or any portion of this dealer manager fee for each Share sold by a Distribution Participant that agrees to comply with one or more of the following conditions:
(i)have and use internal marketing support personnel (such as telemarketers or a marketing director) to assist the Managing Dealer’s marketing team;
(ii)have and use internal marketing communications vehicles, including, but not limited to, newsletters, conference calls, interactive technology and internal mail to promote the Company and this Offering;
(iii)answer investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, the Company’s financial status and the businesses in which the Company has invested;
(iv)assist investors with reinvestments and redemptions;
(v)maintain the technology necessary to adequately service investors as otherwise associated with the Offering; and
(vi)provide other services as requested by investors from time to time.
(c)Except as may be provided in the “Plan of Distribution” section of the Prospectus, the Company will pay to the Managing Dealer an annual distribution and shareholder servicing fee in connection with sales of Class T Shares and Class D Shares in this Offering during the term of this Agreement, subject to the limitations set forth below. The annual distribution and shareholder servicing fee of 1.0% per annum and 0.50% per annum of the then-current Primary Offering price (or, once reported, the amount of the estimated net asset value per Share) per Class T Share and Class D Share, respectively, will accrue daily and be paid to the Managing Dealer monthly in arrears, as provided in the “Plan of Distribution” section of the Prospectus. For Class T Shares and Class D Shares, the Managing Dealer agrees to provide oversight services related to administration of the annual distribution and shareholder servicing fee, which may include oversight of the Company’s Transfer Agent, tracking underwriting compensation consistent with applicable regulatory limits, and assistance with shareholder share conversions. The Managing Dealer may reallow all or a portion of the distribution and shareholder servicing fee to one or more Distribution Participants or broker-dealers providing services with respect to the Class T Shares or Class D Shares, in its sole discretion, to the extent a Distribution Agreement or other Servicing Agreement with such Distribution Participant or servicing broker-dealer provides for such a reallowance. All determinations regarding reallowance of the annual distribution and shareholder servicing fee will be made in good faith. Additionally, for Class T Shares and Class D Shares, the Managing Dealer also agrees to use commercially reasonable efforts to cause a Participating Broker to make available on-going shareholder and account maintenance services with respect to the Company’s Shares.
(d)The Company will cease paying the annual distribution and shareholder servicing fee with respect to Class T Shares held in any particular account, upon the conversion of those Class T Shares into a number of Class A Shares in accordance with the provisions of the Company’s Amended and Restated Limited Liability Company Agreement. If the Company redeems a portion, but not all of the Class T Shares held in a shareholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T Shares that were redeemed and those Class T Shares that were retained in the account. Likewise, if a portion of the Class T Shares in a shareholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class T Shares that were transferred and the Class T Shares that were retained in the account.
(e)The Company will cease paying the annual distribution and shareholder servicing fee with respect to Class D Shares held in any particular account, upon the conversion of the Class D Shares into a number of Class A Shares in accordance with the provisions of the Company’s Amended and Restated Limited Liability Company Agreement. If the Company redeems a portion, but not all of the Class D Shares held in a shareholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class D Shares that were redeemed and those Class D Shares that were retained in the account. Likewise, if a portion of the Class D Shares in a shareholder’s account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Class D Shares that were transferred and the Class D Shares that were retained in the account.
(f)The Company will further cease paying the annual distribution and shareholder servicing fee on any Class T or Class D Share that is redeemed or repurchased, as well as upon the Company’s dissolution, liquidation or the winding up of the Company’s affairs, or a merger or other extraordinary transaction in which the Company is a party and, with respect to Class T Shares, in which the Class T Shares as a class are exchanged for cash or other securities, or, with respect to Class D Shares, in which the Class D Shares as a class are exchanged for cash or other securities. If the Company liquidates (voluntarily or otherwise), dissolves or winds up its affairs, then, immediately before such liquidation, dissolution or winding up, the Class T Shares, Class D Shares, and Class I Shares will automatically convert to Class A Shares in accordance with the provisions of the Company’s Amended and Restated Limited Liability Company Agreement and the Company’s net assets, or the proceeds therefrom, will be distributed to the holders of Class A Shares, which will include all converted Class T Shares, Class D Shares, and Class I Shares, in accordance with their proportionate interests. A distribution and shareholder servicing fee will not be paid on any Class A Shares sold in the Primary Offering or pursuant to the Distribution Reinvestment Plan.
(g)The Managing Dealer may reimburse Distribution Participants for (i) technology costs and (ii) other costs and expenses associated with the Offering, the facilitation of the marketing of the Shares and the ownership of such Shares by the customers of Distribution Participants from the portion of the selling commissions and the dealer manager fee retained by the Managing Dealer.
4.2Reduced Fees and Other Fee Matters.
(a)Notwithstanding Section 4.1 herein, in accordance with and provided by the terms of the Prospectus, which may be amended and supplemented from time to time, discounts may be offered for the Company’s Shares. The amount of net proceeds to the Company will not be affected by reducing or eliminating commissions and dealer manager fees payable in connection with sales to investors described in this paragraph.
(b)In accordance with the volume discounts schedule set forth in the “Plan of Distribution” section of the Prospectus, the amount of selling commissions otherwise payable shall be reduced with respect to sales to a subscriber or group of subscribers based upon the aggregate number of Class A Shares purchased by such subscriber or group through the same Distribution Participant. Distribution Participants and/or subscribers are responsible for requesting that subscriptions be combined, if applicable, for the purpose of determining whether such subscriptions qualify for volume discounts.
(c)No selling commissions or dealer manager fees will be paid in connection with Shares purchased through the Distribution Reinvestment Plan.

(d)A Participating Broker may withhold the selling commissions and dealer manager fees to which it is entitled from the purchase price for the Shares in the Offering and forward the balance of the subscription proceeds to the Company if (i) the Participating Broker is legally permitted to do so and (ii) (A) the Participating Broker meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (B) the Participating Broker forwards the subscription agreement to the Company and receives the Company’s written acceptance of the subscription prior to forwarding the purchase price for the Shares, net of the selling commissions and dealer manager fees to which the Participating Broker is entitled, to the Company or an agent designated by the Company; and (C) the Participating Broker verifies that there are sufficient funds in the investor’s account with the Participating Broker to cover the entire cost of the subscription.
4.3Due Diligence.
(a)The Company shall reimburse the Managing Dealer for detailed and itemized bona fide third-party due diligence expenses incurred by the Managing Dealer or reimbursed by the Managing Dealer to the Distribution Participants or their agents in connection with the Offering. All third-party due diligence expense reimbursements paid by the Managing Dealer to Distribution Participants or their agents shall be reimbursed by the Company to the Managing Dealer, subject to such Distribution Participants providing detailed and itemized invoices supporting such expenses and having received prior approval thereof from the Managing Dealer and the Company.
(b)The Managing Dealer shall keep strictly confidential all materials sent to it in connection with due diligence conducted on the Offering, including but not limited to all materials labeled “for due diligence use only” unless such material is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to applicable law.
4.4Completed Sale.
(a)The Company shall accept or reject each subscription within thirty (30) days of receipt thereof. If a subscription is rejected, all related subscription funds, without deduction for any expenses, shall be returned to the subscriber within ten (10) business days following the date such subscription is rejected. A sale of a Share shall be deemed by the Company to be completed for purposes of Section 4.1 herein if and only if (i) the Company has received a properly completed and executed Subscription Agreement, together with payment of the full applicable purchase price of each purchased Share, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Prospectus as determined by the Distribution Participant (or Managing Dealer if applicable) in accordance with Section 2.3 of this Agreement; (ii) the Company has accepted such subscription; (iii) the Minimum Offering has been reached, and (iv) such investor has been admitted as a shareholder of the Company. In addition, no sale of Shares shall be completed until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus.
(b)The Managing Dealer hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission, dealer manager fee or annual distribution and shareholder servicing fee will be paid to the Managing Dealer with respect to that portion of any subscription which is rejected.
4.5Payment. Except as otherwise provided herein, the commissions and dealer manager fees specified in Section 4.1 herein for the sale of any Shares shall be payable in cash by the Company no later than seven (7) days after the investor subscribing for the Shares is admitted as a shareholder of the Company. Investors whose subscriptions for Shares are accepted shall be admitted no later than the end of the calendar month following the month in which such subscriptions are accepted. Notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission or fees to the Managing Dealer for a sale by it or a Distribution Participant of one or more Shares and the subscription is subsequently rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the applicable rate established in Section 4.1 of this Agreement, multiplied by the price of the Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the

Managing Dealer after such rescinded subscription occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within seven (7) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions. Notwithstanding the foregoing, no commissions, payments or amounts whatsoever will be paid to the Managing Dealer under this Article 4 unless or until the Minimum Offering has been reached. Until the Minimum Offering is reached, investments will be held in escrow. If the Minimum Offering is not reached within the time period specified in the Prospectus, investments will be promptly returned to investors in accordance with the Prospectus.
4.6The Company will not be liable or responsible to any Distribution Participant for direct payment of commissions, dealer manager fees or distribution and shareholder servicing fees to such Distribution Participant; it is the sole and exclusive responsibility of the Managing Dealer for payment of commissions, reallowance of dealer manager fees and distribution and shareholder servicing fees to Distribution Participants.
4.7Non-Cash Compensation and Sales Incentives. The Company or its affiliates may provide certain non-cash compensation for registered representatives of the Managing Dealer and the Distribution Participants or other compensation as described in the Prospectus. In accordance with FINRA regulations, these items may not in any event exceed an aggregate of $100 per annum per participating registered representative and they may not be preconditioned on the achievement of a sales target. In the event any other sales incentives are provided to registered representatives of the Managing Dealer or the Participating Brokers, they shall be paid only in cash, and such payments shall be made only to the Managing Dealer or the Participating Brokers rather than to their registered representatives. Sales incentive programs offered to the Managing Dealer or to Participating Brokers must first have been submitted for review by FINRA, and must comply with FINRA Rule 5110 or 2310, as applicable. Costs incurred in connection with such sales incentive programs, if any, shall be considered underwriting compensation.
4.8FINRA Rules. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the Company pay or give or cause to be paid or given any compensation or incentives in excess of amounts permitted under applicable FINRA rules or published guidance. The Managing Dealer agrees that all payments to a Participating Broker-Dealer (or a designated Approved Finder/Consultant) shall be made in compliance with applicable law.
Article 5
Term of Agreement
5.1Commencement and Expiration. This Agreement shall commence as of the effective date first above written and, unless sooner terminated pursuant to Section 5.2 herein or by operation of law, shall automatically terminate at the end of the Offering Period.
5.2Termination. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Company shall be dissolved or liquidated; or (c) the Managing Dealer’s license or registration to act as a broker-dealer shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days after the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended. Either party may terminate this Agreement with respect to any class of Shares at any time for any reason by giving two (2) days’ written notice to the other party. The termination of this Agreement with respect to a specific class of Shares will not cause the Agreement to terminate with respect to any other class of Shares.
5.3Obligations Surviving Expiration or Termination.
(a)In addition to any other obligations of the Managing Dealer that survive the expiration or termination of this Agreement, the Managing Dealer, upon the expiration or termination of this Agreement, shall: (i) promptly forward to the Company any and all funds in its possession which were received from investors for the sale of Shares; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Managing Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Dealer shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering, if any, to a party designated by the Company.
(b)In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Managing Dealer all upfront sales commissions and dealer manager fees to which the Managing Dealer is entitled under Article 4 at such time as such become payable pursuant to Article 4 herein.
Article 6
Representations, Warrants and Covenants of the Managing Dealer
6.1Representations, Warranties and Covenants. The Managing Dealer represents, warrants and covenants to the Company during the full term of this Agreement, as follows:
(a)At all times during the Offering Period, it is and shall be: (i) a corporation duly organized and validly existing under the laws of the State of Florida with full power and authority to conduct its business; (ii) a member in good standing of FINRA; and (iii) a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and under the securities laws of all fifty (50) states, the District of Columbia, the Virgin Islands, and the Commonwealth of Puerto Rico with the authority to engage in the public offer and sale of securities of the type represented by the Shares.
(b)The Managing Dealer shall, and, by virtue of entering into the Distribution Agreement, each Distribution Participant shall agree to assure that all Share Offers and Sales are made in compliance with: (i) the terms of the Registration Statement, the Prospectus and this Agreement; (ii) the requirements of applicable federal and state securities laws and regulations; and (iii) the applicable rules of FINRA. The Managing Dealer shall not permit a Participating Broker to engage an Approved Finder/Consultant who either (i) is not a registered broker/dealer but is required to register in the U.S. as a broker/dealer or is subject to a disqualification as defined in the Exchange Act, or (ii) serves the Broker as a “foreign finder” but does not meet the qualifications of an unregistered foreign finder under applicable FINRA rules or has entered into a compensation arrangement which violates applicable foreign law.
(c)In each jurisdiction, the Managing Dealer shall, and by virtue of entering into the Distribution Agreement, each Distribution Participant shall agree to, assure that only Distribution Participants and those of the Managing Dealer’s agents, employees or representatives who have effective licenses or registrations in such jurisdiction, as and if required by the securities or “blue sky” laws of such jurisdiction, review the suitability of Shares for, offer Shares for sale to, solicit offers to buy Shares from, otherwise negotiate with respect to, discuss the terms or merits of an investment in the Shares with, or provide any documents relating to the Shares to, any investors resident in such jurisdiction.
(d)The Managing Dealer shall offer and sell, and, by virtue of entering into a Distribution Agreement, each Distribution Participant shall agree to offer and sell, the Shares only in those jurisdictions specified in writing by the Company. In effecting offers or sales in a jurisdiction, the Managing Dealer shall comply with all special conditions and limitations imposed on the Managing Dealer by such jurisdiction, as set forth in the blue sky survey (indicating the jurisdictions where it is believed offers and sales of the Shares may be made under applicable securities laws), which survey shall be made available by the Company to the Managing Dealer as soon as it is received by the Company.
(e)The Managing Dealer will not purchase Shares for its own account.
(f)The Managing Dealer has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by the Managing Dealer has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of the Managing Dealer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. The Managing Dealer is not in violation of its articles of incorporation or bylaws or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Managing Dealer. None of: (i) the execution and delivery by the Managing Dealer of this Agreement; (ii) the consummation by the Managing Dealer of any of the transactions herein contemplated; and (iii) the compliance by the Managing Dealer with the provisions hereof, does or will in any material respect conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of the Managing Dealer or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Managing Dealer is a party or by which it is bound or any material statute, order or regulation applicable to the Managing Dealer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Managing Dealer. The Managing Dealer is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that adversely affects: (A) the ability of the Managing Dealer to perform its obligations under this Agreement; or (B) the business, operations, financial condition, properties or assets of the Managing Dealer, except, with respect to any indenture, agreement or other instrument, such breach that would not reasonably be expected to have a material adverse effect.
(g)The Managing Dealer, by virtue of entering into a Distribution Agreement, shall require Distribution Participants to verify the identity of each investor, if any, to whom it directly offers and sells Shares and to maintain a “customer identification program” to verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, the SEC and the Department of Treasury, and shall screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Managing Dealer shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Managing Dealer shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other required reports under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Managing Dealer has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of FINRA Rule 3310, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Managing Dealer agrees to cooperate with the Company in gathering additional information in respect of an investor or the source of the investor’s funds as reasonably requested by the Company, and agrees to cooperate with the Company in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Managing Dealer represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Managing Dealer, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds. The Managing Dealer is not responsible for customer identification issues regarding investors identified by Distribution Participants but shall maintain a customer identification program with respect to any subscribers that the Managing Dealer offers and sells shares directly to through its accommodation accounts. With respect to a potential subscriber for Shares, who, as to the United States, is a non-resident alien individual, a foreign trust or estate, or a foreign corporation or other entity ("Foreign Investor"), the Managing Dealer shall require the Participating Broker acting on behalf of such Foreign Investor, prior to submitting a Subscription Agreement for a Foreign Investor, to have have conducted reasonable diligence to confirm (and shall have confirmed) that neither the Foreign Investor nor, as applicable, the beneficial owners of such Foreign Investor, appear on the Specially Designated Nationals and Blocked Persons List of OFAC, nor are they otherwise a party with which the Company is prohibited to deal under the laws of the United States.
(h)With respect to a potential subscriber for Shares who is a Foreign Investor, the Managing Dealer shall require the Participating Broker acting on behalf of such Foreign Investor, prior to submitting a Subscription Agreement for a Foreign Investor, to have confirmed that the Foreign Investor’s monies used to fund the purchase of the Shares are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a United States embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, (iii) that has been designated by the United States Secretary of the Treasury as a “primary money laundering concern,” or (iv) that based on reasonable diligence, such Participating Broker does not know or have any reason to suspect that the monies used to fund the Foreign Investor’s investment in the Shares have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, or that the proceeds from the Foreign Investor’s investment in the Shares will be used to finance any illegal activities.
(i) With respect to a potential subscriber for Shares who is a Foreign Investor, the Managing Dealer shall require the Participating Broker acting on behalf of such Foreign Investor, prior to submitting a Subscription Agreement for a Foreign Investor, to inform such Foreign Investors (or, as applicable, the beneficial owners of such Foreign Investor) in writing that (i) the Shares have been registered only with the United States Securities and Exchange Commission and in certain states and territories of the United States, (ii) that these registrations and their related protections do not apply to non-resident investors, (iii) that the Shares will not be registered under the securities laws of any foreign country, including the country where the Foreign Investor or, as applicable, the beneficial owners of the Foreign Investor are citizens, (iv) that the Prospectus is made available only in the English Language and will not be translated into other languages, and that any Foreign Investor who does not read or understand English should retain a qualified advisor or purchaser representative who can read and understand English and advise such Foreign Investor on an investment in the Shares (v) that the Company may be required to withhold U.S. federal income tax from distributions or liquidation proceeds that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate), (vi) that the Prospectus discusses only the taxation of “non-U.S. shareholders” generally, such that the tax consequences to a Foreign Investor entitled to claim the benefits of an applicable tax treaty may differ from those described in the Prospectus and (vii) that Foreign Investors are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in Shares.
(j)There are no actions or proceedings against, or investigations of, the Managing Dealer pending or, to the knowledge of the Managing Dealer, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by the Managing Dealer of its obligations under, or the validity or enforceability of, this Agreement.
(k)Solicitation and other activities by the Managing Dealer hereunder shall be undertaken only in accordance with this Agreement, the Prospectus, the 1933 Act, the 1934 Act, and the applicable rules and regulations of the SEC, FINRA and any other applicable securities or blue sky laws and regulations. The Managing Dealer agrees that it shall not, and by virtue of entering into a Distribution Agreement, each Distribution Participant shall agree not to, use or authorize the use of any solicitation material other than the Prospectus and Approved Sales Literature, which, in all cases, shall be accompanied or preceded by delivery of the Prospectus.
(l)The Managing Dealer agrees to be bound by the terms of the Escrow Agreement among UMB Bank, N.A., as escrow agent, the Managing Dealer and the Company, a copy of which is available upon request, and the Managing Dealer further agrees that it will not represent or imply that UMB Bank, N.A., as the escrow agent identified in the Prospectus, has investigated the desirability or advisability of an investment in the Company or has approved, endorsed or passed upon the merits of the Shares or the Company, nor will the Managing Dealer use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.
Article 7
Representations, Warrants and Covenants of the Company
7.1Representations, Warranties and Covenants. The Company represents, warrants and covenants to the Managing Dealer, during the full term of this Agreement, that:
(a)The Company has filed the Registration Statement and related Prospectus under the 1933 Act with the SEC, and has filed such amendments thereto and such amended or supplemented Prospectuses as may have been required as of the date hereof. The SEC has not issued any order preventing or suspending the use of any preliminary prospectus or the Prospectus.

(b)At the time the Registration Statement becomes effective, including at the time that any post-effective amendment thereto becomes effective, the Registration Statement and the Prospectus contained therein shall comply with the provisions of the 1933 Act and the Regulations; at the time the Registration Statement becomes effective, including at the time that any post-effective amendment thereto becomes effective, the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and the Registration Statement or an amendment thereto at the time it becomes effective, and the Prospectus during the Offering Period, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the representations and warranties in this Article 7 shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Managing Dealer expressly for use in the Registration Statement or the Prospectus. Every contract or other document required by the 1933 Act or the Regulations to be filed as an exhibit to the Registration Statement has been so filed.
(c)The Company shall use its best efforts to: (i) prevent the issuance of any order by the SEC, any state regulatory authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering; and (ii) obtain the lifting of any such order if issued. The Company shall not accept any subscriptions for Shares during the effectiveness of any stop order if the Registration Statement becomes unavailable for use in connection with the Offering for any reason.
(d)The Company shall give the Managing Dealer written notice when the Registration Statement becomes effective and shall deliver to the Managing Dealer a conformed copy of the Registration Statement, including its exhibits, and such number of copies of the Registration Statement, without exhibits, and the Prospectus, and any supplements and amendments thereto which are filed with the SEC, as the Managing Dealer may reasonably request for Share Offers and Sales.
(e)To the extent required by the SEC, FINRA or state securities agencies or bodies, the Company will disclose an estimated value of the Company’s common shares, on a per Share basis, and related information, in accordance with the requirements of such agencies or bodies.
(f)In the event the Company learns of any circumstances or facts, the existence of which causes the Company to believe that such circumstances or facts: (i) render the Registration Statement or Prospectus inaccurate or misleading as to any material facts; or (ii) should under applicable law otherwise be disclosed in a supplement or amendment to the Registration Statement, Prospectus or any Approved Sales Literature, it shall file an amendment or supplement to the Registration Statement, Prospectus or to any Approved Sales Literature as soon as practicable. The Company shall promptly notify the Managing Dealer of any post-effective amendments or supplements to the Registration Statement or Prospectus and shall make available to the Managing Dealer sufficient copies thereof for its own use or distribution to the Distribution Participants for Share Offers and Sales.
(g)The Company at all times during the Offering Period is and will be duly organized and legally existing as a limited liability company pursuant to the laws of the State of Delaware with full power and authority to conduct business as described in the Prospectus; the Company has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action. This Agreement constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. The Company is not in violation of its articles of incorporation or bylaws or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Company. None of: (i) the issuance and sale of the Shares; (ii) the execution and delivery by the Company of this Agreement; (iii) the consummation by the Company of any of the transactions herein contemplated; and (iv) the compliance by the Company with the provisions hereof, does or will in any material respect (A) conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of the Company or (B) conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or any material statute, order or regulation applicable to the Company of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Company. The Company is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that adversely affects: (A) the ability of the Company to perform its obligations under this Agreement; or (B) the business, operations, financial condition, properties or assets of the Company, except, with respect to any indenture, agreement or other instrument, such breach that would not reasonably be expected to have a material adverse effect.
(h)There are no actions or proceedings against, or investigations of, the Company pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the issuance of the Shares or the consummation of any of the transactions contemplated by this Agreement; (iii) that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement, or the Shares; or (iv) seeking to affect materially and adversely the federal income tax attributes of the Shares as described in the Prospectus. As of the date hereof, as of the date on which the Registration Statement (or any amendment thereto) becomes effective, and as of the date on which the Prospectus (or any supplement thereto) is filed with the SEC, there has not been and shall not have been: (A) any request by the SEC for any further amendment to the Registration Statement or the Prospectus or for any additional information; (B) any issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or, to the knowledge of the Company, the institution or threat of any proceeding for that purpose; or (C) any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or, to the knowledge of the Company, any initiation or threat of any proceeding for such purpose. No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body other than FINRA approval or as otherwise expressly noted in this Agreement for the effectiveness of the Registration Statement, and blue sky filings is required for the consummation by the Company of the transactions contemplated by the terms of the Agreement.
(i)Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the execution, delivery and sale of the Shares have been or will be paid on or prior to the date first above written.
(j)The Company is not, will not become by virtue of the transactions contemplated by the Prospectus and the application of the net proceeds therefrom as contemplated in the Prospectus, and does not intend to conduct its business so as to be, an “investment company” as that term is defined in the Investment Company Act of 1940, as amended and the rules and regulations thereunder, and it will exercise reasonable diligence to ensure that it does not become an “investment company” within the meaning of the Investment Company Act of 1940.
(k)The Company has complied and will comply with all applicable federal and state laws in connection with the offer and sale of the Shares as well as the laws of any other applicable jurisdiction.
(l)The Company shall, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.
(m)The Company shall use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification or registration of the Shares for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company, in consultation with the Managing Dealer.
(n)The Company has not, prior to the date of this Agreement, engaged in any activities with respect to the interests of this Agreement that would be inconsistent with any of the provisions of this Agreement, except for any activities that would not have a material adverse effect on the Company.

(o)The Shares have been duly authorized, and, when issued, delivered and paid for in accordance with the terms of the Agreement and as described in the Prospectus and the Company’s charter, shall be duly and validly issued, fully paid and non-assessable and shall conform, in all material respects, to the description thereof contained in the Prospectus; no holder thereof shall be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to any statutory preemptive rights of any shareholder of the Company; and all corporate action required to be taken for the authorization, issue and sale of such Shares has been validly and sufficiently taken.
(p)The financial statements of the Company included or incorporated by reference in the Prospectus fairly present in all material respects the financial position of the Company as of the date indicated and have been prepared in conformity with generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the SEC.
(q)The Company has filed all material federal, state and foreign income tax returns required to be filed by or on behalf of the Company on or before the due dates therefore (taking into account all extensions of time to file) and has paid or provided for the payment of all such material taxes indicated by such tax returns and all assessments received by the Company to the extent that such taxes or assessments have become due.
Article 8
Payment of Costs and Expenses
8.1Managing Dealer. The Managing Dealer shall pay all of its own costs and expenses, including the fees and expenses of counsel, incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company in Section 4.3, the indemnification provisions of Article 9 and hereunder in Section 8.2.
8.2Company. The Company shall pay all third-party costs and expenses related to:
(a)the registration of the Offering with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and any amendments or supplements to such documents;
(b)the preparation and printing of the form of Subscription Agreement to be used in the sale of the Shares;
(c)the preparation and printing of the blue sky memorandum or survey and the qualification or registration of the Shares under the securities or “blue sky” laws of the jurisdictions where the Shares are to be offered or sold;
(d)the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents with FINRA;
(e)the preparation, printing and filing of all advertising and Approved Sales Literature relating to the Company or the sale of Shares; and
(f)any filing fees, and fees and disbursements to its counsel, accountants, transfer agents, escrow agents and other agents which are in any way related to any of the above items.

Article 9
Indemnification
9.1Indemnification.
(a)The Company agrees, to the extent permitted by applicable federal and state law (including, but not limited to federal and state securities law), to indemnify, defend and hold harmless the Managing Dealer and each Distribution Participant and their respective officers, directors, partners, employees, associated persons, agents and control persons, (collectively, the “Distribution Participant Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defense of any thereof, whether joint or several, under the 1933 Act or otherwise (collectively, “Losses”), to which the Managing Dealer or a Distribution Participant may (or may be threatened to) become subject, insofar as such Losses or any Proceeding (as defined below) in respect thereof arise out of or are based upon: (i) a breach or alleged breach by the Company of any of its representations, warranties or covenants in this Agreement, or (ii) an untrue statement or alleged untrue statement of a material fact (or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading) contained in the Approved Sales Literature, the Registration Statement or the Prospectus, or any amendment or supplement thereto (except to the extent any such actual or alleged statement or omission is based on information supplied by or on behalf of the Managing Dealer or such Distribution Participant); and the Company shall reimburse each Distribution Participant Indemnified Person for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by such Distribution Participant Indemnified Person in connection with investigating or defending any actual or threatened claim, action, suit or other proceeding in respect of any Loss (a “Proceeding”) instituted against or faced by the Managing Dealer or a Distribution Participant, whether or not resulting in any liability. For purposes of this Article 9, “control person” means, with respect to any particular person, any other person who possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such particular person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Article 9, “associated persons” shall be as defined under FINRA laws and regulations.
(b)The Company shall not be required to indemnify or hold harmless any Distribution Participant Indemnified Person from or against any Loss suffered by the Managing Dealer, or a Distribution Participant unless: (i) such Distribution Participant Indemnified Person has determined, in good faith, that its course of conduct was in the best interests of the Company; (ii) such Distribution Participant Indemnified Person was acting on behalf of or performing services on behalf of the Company; (iii) such Loss was not the result of negligence or misconduct on the part of such Distribution Participant Indemnified Person or any other Distribution Participant Indemnified Person; and (iv) such Loss is recoverable only out of the net assets of the Company and not from the personal assets of its shareholders.
(c)Notwithstanding anything to the contrary in Section 9.1(a), a Distribution Participant Indemnified Person shall not be indemnified by the Company for any Loss arising from or out of an alleged violation of federal or state securities laws by such Distribution Participant Indemnified Person unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to such Distribution Participant Indemnified Person; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Distribution Participant Indemnified Person; or (iii) a court of competent jurisdiction approves a settlement of the claims against such Distribution Participant Indemnified Person and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
(d)The Managing Dealer shall indemnify, defend and hold harmless the Company and its officers, directors, partners, employees, associated persons, agents and control persons (collectively, the “Company Indemnified Persons”), from and against any and all Losses to which the Company may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (i) a breach or alleged breach by the Managing Dealer of any of its representations, warranties or covenants in this Agreement, (ii) any untrue statement or alleged untrue statement of any material fact made by the Managing Dealer or any of its officers, directors, partners, employees, associated persons, agents and control persons, to any offeree or purchaser of any Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, unless such statement was based on information supplied by the Managing Dealer), or (iii) any omission or alleged omission by the Managing Dealer or any of its officers, directors, partners, employees, associated persons, agents and control persons, to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from Approved Sales Literature, the Prospectus, or any amendment or supplement thereto, unless such omission was based on information supplied by the Managing Dealer); and shall reimburse each Company Indemnified Person for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by such Company Indemnified Person in connection with investigating or defending any Proceeding, whether or not resulting in any liability.
(e)The Distribution Agreements shall contain a provision by which each Distribution Participant agrees to indemnify and hold harmless the Company from and against certain Losses resulting from specified acts or omissions of such Distribution Participant, and designates the Company as a third-party beneficiary empowered to enforce such provision.
9.2Contribution and Notices.
(a)If the rights to indemnification provided for in Section 9.1 would by their terms be available to a person hereunder (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason, then the Company, the Managing Dealer and the Distribution Participants, to the extent an indemnifying party with respect to an Indemnified Party (each to such extent, an “Indemnifying Party”), shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
(b)Any Indemnified Party entitled to contribution or indemnification under this Article 8 shall, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.
Article 10
Miscellaneous

10.1Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

If to the Company:	CNL Strategic Capital, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

If to the Managing Dealer:	CNL Securities Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801
Any party may change its address specified above by giving each other party notice of such change in accordance with this Section 10.1.
10.2Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
10.3No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Managing Dealer or the Distribution Participants as being in association with or in partnership with the Company or one another, and instead, this Agreement only shall constitute the Managing Dealer as a broker authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Registration Statement, the Prospectus and this Agreement. Nothing herein contained shall render the Managing Dealer or the Company liable for the obligations of any of the Distribution Participants or one another.
10.4Third-Party Beneficiaries. The Distribution Participants shall be third-party beneficiaries of Article 9 of this Agreement; otherwise, there shall be no third-party beneficiaries of this Agreement, and other than the Distribution Participants with respect to Article 9, no provision of this Agreement is intended for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no other third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.
10.5Survival. The following provisions of the Agreement shall survive the expiration or termination of this Agreement: Section 4.1 (including permissible ongoing payments of the Distribution Fee) and 4.5 (for sales occurring prior to termination), Article 8, Article 9, and this Article 10.
10.6Entire Agreement. This Agreement constitutes the complete understanding among the parties hereto, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.
10.7Definitions. Any terms used but not defined herein shall have the meanings given to them in the Prospectus.
10.8Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.9Nonwaiver. The failure of any party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.
10.10Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida without reference to conflict of laws principles.
10.11Access to Information. In connection with the Managing Dealer’s engagement hereunder, the Company shall make available to the Managing Dealer any information concerning the Offering as the Managing Dealer reasonably requests. The Company shall use commercially reasonable efforts to assure the accuracy and completeness of all of such information at the time it is furnished to Managing Dealer. The Managing Dealer shall treat all information provided by the Company as confidential per the provisions contained in Section 4.3(b) herein.
10.12Transfer Agent. The Company may authorize the Transfer Agent to provide information to a Distribution Participant regarding record holder information about the clients of such Distribution Participant who have invested with the Company on an on-going basis for so long as such Distribution Participant has a relationship with such client. The Managing Dealer shall require that Distribution Participants not disclose any password for a restricted website or portion of website provided to such Distribution Participant in connection with the Offering and not disclose to any person, other than an officer, director, employee or agent of such Distribution Participants with a need to know, any material downloaded from such a restricted website or portion of a restricted website.
10.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument comprising this Agreement. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution.
(signature page follows)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Managing Dealer Agreement as of the day and year set forth in the preamble to this Agreement.

COMPANY:

By:	/s/ Tammy Tipton
Name:	Tammy J. Tipton
Title:	Chief Financial Officer

MANAGING DEALER:

By:	/s/ Erin Gray
Name:	Erin M. Gray
Title:	Group General Counsel

Exhibit A-1
Participating Broker Agreement

Exhibit A-2
Participating Advisor Agreement